UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 20, 2021

Sunrun Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
225 Bush Street, Suite 1400
San Francisco, California 94104
(Address of principal executive offices, including zip code)
(415) 580-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RUN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2021, Sunrun Luna Portfolio 2021, LLC (“Borrower”), a wholly-owned indirect subsidiary of Sunrun Inc. (the “Company”), entered into a non-recourse, floating rate revolving warehouse facility (the “Warehouse Facility”) pursuant to which it may borrow up to an aggregate principal amount of $630 million, expandable up to $800 million, from certain financial institutions for which Credit Suisse AG, New York Branch, is acting as administrative agent. Proceeds of the Warehouse Facility will be used, among other things, to finance PV Systems installed by the Company or our affiliates. The Warehouse Facility has an advance rate of 80% of the discounted present value of the cash flows financed.

During the period in which the Borrower may make borrowings under the Warehouse Facility, interest on borrowings accrues at an annual rate equal to the Benchmark (initially LIBOR and when LIBOR ceases to be available or if the administrative agent and the Borrower so elect, a SOFR-based rate) plus 2.50%. After such availability period, interest will accrue at an annual rate equal to the Benchmark (as described above) plus 3.50%. In addition, the Borrower is required to enter into interest rate hedging arrangements such that not less than 80.0% of the aggregate expected amortization profile of all outstanding revolving advances is subject to a fixed interest rate or other interest rate protection. Initially, subject to the terms of the Warehouse Facility, only interest payments are due on a quarterly basis, through the availability period, and then cash flows will be applied to amortize principal. These payments will occur on the last day of January, April, July and October of each year. Upon the occurrence of certain events, including a borrowing base deficiency and dispositions with respect to any of the collateral, principal in the amount specified in the Warehouse Facility will be payable prior to the commencement of the amortization period. Principal and interest payable under the Warehouse Facility mature in four years and optional prepayments, in whole or in part, are permitted under the Warehouse Facility no more than once per month, without premium or penalty apart from any customary breakage provisions.

The Warehouse Facility includes customary events of default, conditions to borrowing and covenants, including negative covenants that restrict, subject to certain exceptions, the Borrower’s, guarantors’ and Borrower’s subsidiaries’ ability to incur indebtedness, incur liens, make fundamental changes to their respective businesses, make certain types of restricted payments and investments or enter into certain transactions with affiliates. Certain reserve accounts totaling approximately $2.6 million were funded at closing. In addition, the Borrower is required to maintain an average debt service coverage ratio that ranges, depending on the then effective interest rate under the Warehouse Facility during the applicable measurement period (taking into account any hedges then in effect), from 1.10 to 1.30, to 1, and a solar asset payment ratio of 85% to make distributions (and must also satisfy other conditions to make distributions, including no defaults and the funding of certain reserves). The Warehouse Facility contains customary events that terminate the draw period, including the failure to satisfy either of the foregoing ratios for specified measurement periods.

The obligations of the Borrower are secured by a pledge of the membership interests in the Borrower, all of the Borrower’s assets (including membership interests of the Borrower’s directly-owned subsidiaries (including subsidiaries acting as managing members of the underlying investment funds)) and all of the assets of the Borrower’s directly-owned subsidiaries (including, with respect to the subsidiaries that are managing members of underlying investment funds, the membership interests owned by such subsidiaries in such underlying investment funds).

The description of the Warehouse Facility is qualified in its entirety by reference to the full text of the Warehouse Facility, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Jeanna Steele
Jeanna Steele General Counsel

Date: April 26, 2021